SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 1, 2006

Intersil Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-29617	59-3590018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Murphy Ranch Road, Milpitas, CA	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 432-8888

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

(a) (1) On January 1, 2006, Intersil Corporation (“Intersil”) and Intersil’s President and Chief Executive Officer, Richard M. Beyer (“Mr. Beyer”), entered into an Employment Agreement (the “Agreement”).

Under the terms of the Agreement, Mr. Beyer will continue his employment as President and CEO of Intersil. The initial term of the Agreement is three years with the term being automatically extended for successive one year periods beginning January 1, 2009 unless either party gives the other party six (6) months prior written notice of non-renewal. Mr. Beyer will be nominated as a member of the Board during each year of Mr. Beyer’s employment. Mr. Beyer may terminate his employment at any time upon 60 days written notice to the Board and Intersil may terminate his employment at any time upon written notice.

Mr. Beyer’s annual base salary will be $550,000 per year and he will be eligible for an annual performance-based target bonus of up to $600,000. Mr. Beyer will also be granted options to purchase 250,000 shares of the Intersil Class A Common Stock over the next 12 months, at an exercise price equal to the closing price on the applicable grant date and vesting over a three year period. Mr. Beyer will also be granted 100,000 performance-based deferred stock units (“DSUs”) on January 1, 2006 that will become fully vested on January 1, 2009. This award may be adjusted upward or downward at the conclusion of a three-year performance period based upon Intersil’s revenue growth and growth in operating income relative to its peer group as determined by the Compensation Committee of Intersil’s Board of Directors, with a maximum possible award of 200,000 DSUs and a minimum possible award of no DSUs.

Mr. Beyer will be entitled to certain severance benefits in the event that his employment is involuntarily terminated or terminated without cause during the employment term consisting of two years of base salary, payment of one-half of his full annual target bonus for each of the four subsequent semi-annual bonus periods, accelerated vesting of DSUs and stock options issued on or after January 1, 2006 in an amount equal to the amount that would have vested over the eighteen (18) month period commencing on the date of his termination (in no event less than 50% vesting upon an Involuntary Termination or Termination without Cause), full acceleration of vesting on all prior agreement equity awards, vesting of a pro-rated number of unvested performance-based DSUs to the extent applicable performance levels are achieved, participation in the retiree medical plan maintained by Intersil with premiums being paid by Intersil until such time as he becomes eligible for Medicare or becomes covered under another employer’s medical plan.

In the event of his termination for death or disability, Mr. Beyer (or his beneficiary, as applicable) will be entitled to 12 months of his base salary, a pro-rata portion of his full target bonus for the year of termination for death or disability, accelerated vesting of certain stock options and vesting of a pro-rated number of unvested performance shares to the extent the applicable performance levels are achieved.

Severance benefits are conditioned on Mr. Beyer agreeing to confidentiality, non-solicitation and non-competition obligations.

(2) On January 1, 2006, Intersil and Mr. Beyer agreed to amend the Executive Change in Control Severance Benefits Agreement originally entered into by Intersil and Mr. Beyer on May 10, 2002 (the “Amendment”).

The Amendment provides that in the event that Mr. Beyer’s employment terminates due to an involuntary termination or a voluntary termination for good reason within twelve (12) months following the effective date of a change in control (a “Covered Termination”), Intersil will continue to pay his annual base salary and full target annual bonus for three years. If the benefits payable to Mr. Beyer under the Executive Change in Control Severance Benefits Agreement are ‘parachute payments’ subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the benefits payable to Mr. Beyer may be reduced if such a reduction results in Mr. Beyer receiving a greater net after-tax amount than if such benefits were not reduced. In the event of a Covered Termination, all stock options, deferred stock units, and restricted stock granted to Mr. Beyer by Intersil during his employment with Intersil will immediately become fully vested and any such award subject to performance criteria will fully vest in the amount that award would have vested at the performance level achieved through the date of the Covered Termination.

SIGNATURE

Pursuant to the requirements of the Signature Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INTERSIL CORPORATION

Date: January 5, 2006	By:	/s/ Thomas C. Tokos
	Name:	Thomas C. Tokos
	Title:	Vice President, General Counsel and Secretary